Exhibit 4.33
THIS SUPPLEMENTAL AGREEMENT is made the 5th day of October 2007
BETWEEN
(1)	J.I.C. TECHNOLOGY COMPANY LIMITED, a company incorporated in the Cayman Islands whose registered office is at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Vendor”); and

(2)	NAM TAI ELECTRONICS, INC., a company incorporated in the British Virgin Islands whose registered office is at McNamara Chambers, P.O. Box 3342, Road Town, Tortola, British Virgin Islands (the “Purchaser”).
WHEREAS:-
(A)	The Vendor and the Purchaser entered into an agreement (the “Jetup Acquisition Agreement”) on 24 September 2007 whereby the Vendor agreed to sell and the Purchaser agreed to purchase 91% interest in Jetup Electronic (Shenzhen) Co., Ltd. legally and beneficially owned by the Vendor subject to and upon the terms and conditions of the Jetup Acquisition Agreement.

(B)	The parties now wish to enter into this Agreement to add one additional condition precedent to the acquisition of the Sale Interest pursuant to the Jetup Acquisition Agreement.
NOW IT IS AGREED as follows:-
1.	INTERPRETATION

1.01	This Supplemental Agreement shall supplement and be read in conjunction with the Jetup Acquisition Agreement; however where any provision in this Supplemental Agreement is inconsistent with any provision in the Jetup Acquisition Agreement, this Supplemental Agreement shall prevail.

1.02	In this Supplemental Agreement, unless the context otherwise requires:-
(a)	definitions shall have the same meaning as provided for in the Jetup Acquisition Agreement; and

(b)	any reference to a Clause or to Appendix or to a Recital is a reference respectively to a clause, appendix or recital of this Supplemental Agreement.

(c)	the “Namtek Acquisition Agreement” shall mean an agreement of even date entered into between the Vendor and NTEEP whereby NTEEP agreed to sell and the Vendor agreed to purchase the entire interest in (i) Kabushiki Kaisha Namtek Japan; and (ii) Shenzhen Namtek Co., Ltd., subject to and upon the terms and conditons of the Namtek Acquisition Agreement.

2.	ADDITIONAL CONDITION

In addition to the Conditions under Clause 3.01 of the Jetup Acquisition Agreement, the Completion shall be conditional upon completion of the Namtek Acquisition Agreement becoming unconditional in all respects (save in respect of any condition relating to completion of the Jetup Acquisition Agreement as supplemented and amended by this Supplemental Agreement).
IN WITNESS whereof this Agreement has been entered into the day and year first above written.

SIGNED by	)
	)	/s/ [signature illegible]
for and on behalf of	)
J.I.C. TECHNOLOGY COMPANY	)
LIMITED	)
in the presence of: /s/ [signature illegible]

SIGNED by	)
	)	/s/ Koo Ming Kown
for and on behalf of	)
NAM TAI ELECTRONICS, INC.	)
in the presence of: /s/ [signature illegible]	)